Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES THIRD QUARTER RESULTS

Year-to-Date Revenue Up 33% and Net Income Up 86%

Spokane Valley, WA— May 1, 2012 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 31, 2012.

For the third quarter of fiscal 2012, Key Tronic reported total revenue of $95.5 million, up 51% from $63.4 million in the same period of fiscal 2011. For the first nine months of fiscal 2012, total revenue was $249.7 million, up 33% from $187.8 million in the same period of fiscal 2011.

Net income for the third quarter of fiscal 2012 was $3.4 million or $0.32 per diluted share, up from $0.7 million or $0.07 per diluted share for the same period of fiscal 2011. For the first nine months of fiscal 2012, net income was $7.8 million or $0.74 per diluted share, up 86% from $4.2 million or $0.40 per diluted share for the same period of fiscal 2011.

“We’re very pleased with our strong growth in revenue and earnings for the third quarter of fiscal 2012, driven primarily by the rapid production ramp up for new customer programs,” said Craig Gates, President and Chief Executive Officer, “During the quarter, we achieved record quarterly revenue and continued to increase our operating efficiencies. Our gross margin and operating margin were approximately 9% and 5%, respectively. We also continued to diversify our future revenue base by winning new programs involving transportation management, medical and consumer electronic devices.

“In coming periods, we expect to continue capturing market share, driven by our unique combination of world-class engineering and global logistics, and by growing recognition of the cost and logistical advantages of our expanding production capabilities in Mexico. As we grow our business, we remain focused on maintaining outstanding customer service, carefully managing our operating expenses and maximizing our return on invested capital.”

Business Outlook

For the fourth quarter of fiscal 2012, the Company expects to report revenue in the range of $93 million to $98 million, and earnings in the range of $0.31 to $0.37 per diluted share, excluding any tax benefits that may be recognized in the period. The expected earnings range assumes an effective tax rate of 30%.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-0844 or +1-480-629-9835. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4522733). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2012. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011
Net sales	$95,527	$63,424	$249,742	$187,802
Cost of sales	86,803	59,195	229,145	172,157

Gross profit on sales	8,724	4,229	20,597	15,645
Operating expenses:
Research, development and engineering	1,153	919	3,266	2,794
Selling, general and administrative	2,879	2,373	8,229	7,575

Total operating expenses	4,032	3,292	11,495	10,369

Operating income	4,692	937	9,102	5,276
Interest expense	130	172	357	319

Income before income taxes	4,562	765	8,745	4,957
Income tax (benefit) provision	1,168	41	930	758

Net income	$3,394	$724	$7,815	$4,199

Earnings per share:
Earnings per common share - basic	$0.32	$0.07	$0.75	$0.41
Weighted average shares outstanding - basic	10,447	10,353	10,437	10,332
Earnings per common share - diluted	$0.32	$0.07	$0.74	$0.40
Weighted average shares outstanding - diluted	10,762	10,436	10,517	10,420

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2012	July 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$488	$1,232
Trade receivables	59,694	40,350
Inventories	53,893	41,554
Deferred income tax asset	3,965	3,900
Other	4,892	4,549

Total current assets	122,932	91,585

Property, plant and equipment - net	16,862	14,917
Other assets:
Deferred income tax asset	10,418	4,219
Other	934	1,643

Total other assets	11,352	5,862

Total assets	$151,146	$112,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,972	$26,149
Accrued compensation and vacation	5,353	4,436
Current portion of other long-term obligations	718	761
Other	2,565	1,932

Total current liabilities	49,608	33,278

Long-term liabilities:
Revolving loan	16,228	6,000
Deferred income tax liability	4,847	1,542
Other long-term obligations	5,807	3,521

Total long-term liabilities	26,882	11,063

Shareholders’ equity:
Common stock, no par value ( in thousands) - shares authorized 25,000; issued and outstanding 10,453 and 10,399 shares, respectively	41,622	41,014
Retained earnings	33,084	25,269
Accumulated other comprehensive (loss) income	(50)	1,740

Total shareholders’ equity	74,656	68,023

Total liabilities and shareholders’ equity	$151,146	$112,364